Writer’s Direct Dial

EXHIBIT 4

EMMET, MARVIN & MARTIN, LLP

COUNSELLORS AT LAW

_____

120 Broadway

New York, New York 10271

_____

(212) 238-3000

(212) 653-1760

_____

Fax: (212) 238-3100

Fax: (212) 653-1730

http://www.emmetmarvin.com

177 MADISON AVENUE MORRISTOWN, NEW JERSEY 07960 (973) 538-5600 FAX: (973) 538-6448
1351 WASHINGTON BOULEVARD STAMFORD, CONNECTICUT 06902-4543 (203) 425-1400 FAX: (203) 425-1410

December 16, 2010

The Bank of New York Mellon,

  as Depositary

101 Barclay Street

New York, New York, 10286

Re:	American Depositary Shares representing Ordinary Shares of Industrial Minerals Corporation Limited

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of American Depositary Shares ("ADSs"), which may be evidenced by American Depositary Receipts ("ADRs"), representing ordinary shares of Industrial Minerals Limited, for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP